Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES $6.0 MILLION

REGISTERED DIRECT OFFERING

SAN DIEGO, CA – October 15, 2009 – Cardium Therapeutics (NYSE Amex: CXM) today announced a registered direct offering of common stock to selected investors for aggregate gross proceeds of $6.0 million. The offering is made pursuant to a registration statement that was filed by Cardium Therapeutics with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on August 15, 2007. Details concerning the terms of the financing and the warrants can be found in the Company’s Current Report on Form 8-K to be filed with the SEC at www.sec.gov.

The securities in the offering include an estimated 4,615,385 shares of Cardium common stock at a price of $1.30 and warrants to purchase up to 3,000,000 shares of Cardium common stock at an exercise price of $1.40. The warrants are exercisable six months after the date of issuance, and will expire six years from the date they are first exercisable. Dawson James Securities acted as exclusive placement agent for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for tissue repair and cardiovascular indications. In October 2009, Cardium announced results for the Matrix Phase 2b clinical study of the Excellarate product candidate as a treatment for patients with non-healing diabetic ulcers. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the MATRIX study or other human clinical trials can be conducted and completed in an efficient and successful manner, that product formulation enhancements will be successful or will effectively simplify or expand the use of product candidates or technologies, that the GAM technology can be successfully broadened or applied to additional wound healing or tissue repair opportunities, that Excellarate or our other candidates will prove to be sufficiently safe and effective, that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, that clinical studies even if successful will lead to product advancement or partnering, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value, that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population, or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2009 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx® are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellarate™ and Osteorate™

are trademarks of Tissue Repair Company.

Other trademarks are the property of their respective owners.